Exhibit 99.1

News Release—August 4, 2011

U-STORE-IT DELIVERS 36% FFO PER SHARE GROWTH,

3.5% SAME-STORE REVENUE GROWTH AND 7.4% NOI GROWTH---

RAISES FULL-YEAR EARNINGS GUIDANCE

WAYNE, PA — (MARKET WIRE) — August 4, 2011 — U-Store-It Trust (NYSE: YSI) announced its operating results for the three and six months ended June 30, 2011.

U-Store-It Chief Executive Officer Dean Jernigan said, “In the first six months of the year, we have delivered on our 2011 operational, investment and balance sheet objectives.  Strong core portfolio performance continued in the second quarter and into our prime rental season providing us the visibility to increase our expectations for internal growth for the year.  In addition to excellent revenue growth, we have also increased occupancy on our same-store portfolio 200 basis points from 77.8% last June to 79.8% this June, and the momentum continued into July as we pushed occupancy to 80.8% at the end of the month.”

Key Highlights

•                  Funds from Operations (“FFO”)

•                  FFO of $0.15 per share for the three months ended June 30, 2011, representing 36% growth compared to $0.11 per share reported for the three months ended June 30, 2010.

•                  Same-store Revenue (350 same-store facilities)

•                  2nd quarter - Same-store total revenue increased 3.5% from the second quarter of 2010.

•                  Six months ended - Same-store total revenue increased 3.6% in 2011 over 2010.

•                  Same-store Property Operating Expenses

•                  2nd quarter - Same-store property operating expenses decreased 2.3% compared to the second quarter of 2010.

•                  Six months ended - Same-store property operating expenses increased 1.5% from 2010 to 2011.

•                  Same-store Net Operating Income (“NOI”)

•                  2nd quarter - Same-store NOI increased 7.4% from the second quarter of 2010.

•                  Six months ended - Same-store NOI increased 5.0% from the first six months of 2010.

•                  Same-store Physical Occupancy

•                  At June 30, 2011, ending physical occupancy increased 200 basis points to 79.8% compared to 77.8% at June 30, 2010.

•                  2nd quarter - Average physical occupancy was 78.5% for the second quarter of 2011 on the same-store facilities, an increase of 180 basis points compared to 76.7% for the second quarter of 2010.

•                  Six months ended - Average physical occupancy was 77.6% for the six months ended June 30, 2011 on the same-store facilities compared to 76.0% for the six months ended June 30, 2010.

•                  Ending sequential quarterly occupancy increased 290 basis points (79.8% as of June 30, 2011 compared to 76.9% as of March 31, 2011) compared to an increase of 260 basis points in the same period last year (77.8% as of June 30, 2010 compared to 75.2% as of March 31, 2010).

•                  Acquisition Activity

•                  2nd quarter - The Company acquired four storage facilities for an aggregate investment of $45.6 million.

•                  Six month ended — The Company acquired five storage facilities for an aggregate investment of $59.8 million.

•                  Through the date of this release, the Company has acquisitions closed or under contract totaling $113.6 million.

•                  Third Party Management

•                  At June 30, 2011, the Company managed 85 properties totaling 5.6 million square feet.

•                  Year-to-date, the Company has been awarded new management contacts related to nine self-storage facilities and has management agreements for an additional eight facilities in process with final approval expected during the third quarter.

•                  Investment Grade Rating

•                  In July, Moody’s Investors Services assigned the Company’s operating partnership, U-Store-It, L.P., a Baa3 issuer rating with a stable outlook.

•                  5-Year and 7-Year Unsecured Term Loans

•                  In June, the Company closed on a $200 million unsecured term loan facility and entered into interest rate swaps to fix the interest rate through loan maturity:

•                  $100 million 5-year unsecured term loan with an effective fixed interest rate at closing of 3.70%

•                  $100 million 7-year unsecured term loan with an effective fixed interest rate at closing of 4.52%

Funds from Operations

FFO for the second quarter of 2011 was $16.0 million, compared to $10.6 million for the second quarter of 2010.  FFO per share was $0.15 per share for the second quarter of 2011, compared to $0.11 per share for the same quarter of last year.

2011 Investment Activity

The Company acquired one self-storage facility in the first quarter of 2011 that contained approximately 91,000 rentable square feet located in the northern Virginia suburbs of Washington, D.C.

During the second quarter of 2011, the Company acquired four self-storage facilities containing approximately 257,000 rentable square feet located in Miami, Florida; White Plains, New York; Houston, Texas; and Phoenix, Arizona.

During the third quarter of 2011, through the date of this release, the Company acquired four self-storage facilities containing approximately 227,000 rentable square feet located in suburban Atlanta, Georgia and Jacksonville, Florida.

The nine assets acquired year-to-date are located in the Company’s targeted investment markets, contain an aggregate 575,000 square feet and were acquired for a total investment of approximately $70.7 million.  The Company expects to close on $42.9 million of additional facility acquisitions during the third quarter that it currently has under contract.  Including closed facility acquisitions and facility acquisitions under contract, year-to-date investment activity totals $113.6 million.

Christopher Marr, President & Chief Investment Officer said, “We continue to execute on our strategy of improving the quality of the cash flows from our portfolio.  Our acquisitions to date in our core markets, including Washington D.C. and New York City, have us approaching the high end of our guidance of investing $75 to $125 million.  We expect our 2011 dispositions will provide proceeds at the high end of our $35 to $50 million guidance based on assets currently under contract or in contract negotiations.  We targeted a 15% increase in our third party management contracts and our activity to date gives us a high degree of confidence in meeting or exceeding that objective.”

Same-Store Results

The Company’s same-store pool at June 30, 2011 represented 350 facilities containing approximately 22.8 million rentable square feet and included approximately 95.3% of the aggregate rentable square feet of the Company’s 367 owned facilities.  These same-store facilities represent approximately 93.0% of property net operating income for the quarter ended June 30, 2011.

The same-store physical occupancy at period end for the second quarter of 2011 was 79.8% compared to 77.8% for the same quarter of last year.  Same-store net rental income for the second quarter of 2011 increased 2.4%, same-store total revenues increased 3.5% and same-store operating expenses decreased 2.3% over the same quarter in 2010.  Same-store net operating income increased 7.4% compared to the same quarter of 2010.

For the six months ended June 30, 2011, same-store total revenues, operating expenses and net operating income increased 3.6%, 1.5%, and 5.0%, respectively, as compared to the results for the six months ended June 30, 2010. Average physical occupancy of the same-store pool for 2011 was 77.6% as compared to 76.0% during 2010.

Balance Sheet

On June 20, 2011, the Company entered into a $200 million unsecured term loan facility (the “Term Loan Facility”).  The Term Loan Facility consists of a $100 million term loan with a five-year maturity and a $100 million term loan with a seven-year maturity.  At closing, the effective fixed interest rate on the five-year term loan was 3.70% and the effective fixed interest rate on the seven-year term loan was 4.52%.

Proceeds from the term loans were used to repay $100 million of the existing unsecured term loan scheduled to mature in 2013, approximately $31 million of various secured loans having a weighted average interest rate of 7.25%, amounts drawn on the Company’s unsecured revolving line of credit and for general corporate purposes.

Pricing on the Term Loan Facility is based on a borrowing spread over LIBOR.  The borrowing spread is determined by our leverage levels or our investment grade credit rating once received.  The facility contains customary affirmative and negative covenants that, among other things, require us to comply with leverage, liquidity and net worth tests.  The company entered into interest rate swap agreements effective on the closing date that fix LIBOR on both the $100 million five-year term loan and the $100 million seven-year term loan through their respective maturity dates.

At June 30, 2011, $100 million of unsecured term loan borrowings and $9 million of unsecured revolving credit facility borrowings were outstanding under the Credit Facility, $200 million of unsecured term loan borrowings were outstanding under the Term Loan Facility, and $241 million was available for borrowing under the Credit Facility.

During the six months ended June 30, 2011, the Company repaid $2.7 million of secured loans that had maturity dates in 2011 and $30.7 million of secured loans that had maturity dates in 2014.

Investment Grade Rating

On July 13, 2011, the Company announced that its operating partnership, U-Store-It, L.P., was assigned a Baa3 issuer rating by Moody’s Investors Service with a stable outlook.

Additional information regarding U-Store-It, L.P.’s rating assignment can be found in the Moody’s press release dated July 13, 2011 available on Moody’s website at www.moodys.com.  None of the information on Moody’s website, including the press release, is incorporated by reference into or is otherwise a part of this press release.  The rating is subject to revision or withdrawal at any time by the rating agency and is not a recommendation to buy, sell or hold securities.

Operating Results

The Company reported net income attributable to the Company of $0.9 million in the second quarter of 2011, compared to a net loss attributable to the Company of $4.5 million or $0.05 per common share in the second quarter of 2010.  Total revenues increased $6.2 million and total property operating expenses increased $1.3 million in the second quarter of 2011, compared to the same period in 2010. Increases in total revenues are attributable to increased occupancy levels in the same-store portfolio, revenues generated from property acquisitions and increased revenues generated from our third-party management business.  Increases in total property operating expenses are attributable to $1.2 million of increased expenses associated with newly acquired properties and a full quarter of expenses related to the addition of 85 management contracts in April 2010 as compared to the second quarter of 2010.

During the second quarter, the Company repaid $100 million of unsecured term loan borrowings under its credit facility that matures in 2013.  Under that agreement, the Company may not re-borrow term loans once repaid.  Accordingly, the Company expensed during the quarter $2.1 million of previously unamortized costs associated with the portion of the loan that was repaid.

Interest expense decreased approximately $1.6 million in the second quarter of 2011, compared to the second quarter of 2010, primarily related to approximately $136 million of net mortgage loan repayments during the period from April 1, 2010 through June 30, 2011.

The Company’s second quarter results include $1.9 million of income from discontinued operations.  This income represents settlement proceeds the Company received in conjunction with a property that was taken by the State of California through eminent domain proceedings in 2009 as part of a roadway expansion project.

The Company’s 367 owned facilities, containing 24.0 million rentable square feet, had a physical occupancy at June 30, 2011 of 79.5% and an average physical occupancy for the quarter ended June 30, 2011 of 78.2%.

Quarterly Dividend

On June 1, 2011, the Company declared a dividend of $0.07 per share. The dividend was paid on July 22, 2011, to shareholders of record on July 7, 2011.

2011 Financial Outlook

“Strong operating performance in the first half of 2011 has created upward revisions in our internal growth assumptions as well as our FFO expectations for the year.  We have increased our same-store revenue, net operating income, and FFO per share expectations and reduced our same-store expense growth assumptions,” said Timothy Martin, Chief Financial Officer.  “In addition to raising our earnings estimates, our year-to-date investment activity drives our expectation of meeting the upper end of our acquisition and disposition assumptions.  The unsecured term loans we completed this quarter further improved our balance sheet position and we received an investment grade rating from Moody’s.  We are on track to fully deliver on our strategic objectives for 2011.”

The Company is adjusting its previously issued estimates as well as the underlying same-store assumptions, and now expects that its fully-diluted FFO per share for 2011 will be between $0.60 and $0.63 (versus previous estimate of $0.56 to $0.61 per share), and that its fully-diluted net income per share for the period will be between $0.05 and $0.08. The Company’s estimate is based on the following key assumptions:

•                  For 2011, the same-store pool consists of 350 assets totaling 22.9 million square feet

•                  Same-store revenue growth increased to a current assumption of 3.5% to 3.8% over 2010 (previously 2.5% to 3.5%)

•                  Same-store expense growth decreased to a current assumption of 1.0% to 2.0% over 2010 (previously 2.0% to 3.0%)

•                  Same-store net operating income growth increased to a current assumption of 4.5% to 5.5% over 2010 (previously 2.5% to 3.5%)

•                  General and administrative expenses of approximately $25.5 million to $26.5 million

2011 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.05	to	$0.08
Plus: real estate depreciation and amortization	0.55		0.55
FFO per diluted share	$0.60	to	$0.63

The Company estimates that its fully-diluted FFO per share for the quarter ending September 30, 2011 will be between $0.16 and $0.17, and that its fully-diluted net income per share for the period will be between $0.02 and $0.03.

3rd Quarter 2011 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.02	to	$0.03
Plus: real estate depreciation and amortization	0.14		0.14
FFO per diluted share	$0.16	to	$0.17

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, August 5, 2011, to discuss financial results for the three and six months ended June 30, 2011.

A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.u-store-it.com. The dial-in numbers are 1-877-317-6789 for domestic callers and +1-412-317-6789 for international callers. After the live webcast, the call will remain available on U-Store-It’s website for thirty days. In addition, a telephonic replay of the call will be available until September 6, 2011. The replay dial-in number is 877-344-7529 for domestic callers and +1-412-317-0088 for international callers. The reservation number for both is 451776.

Supplemental operating and financial data as of June 30, 2011 is available on our corporate website under Investor Relations - Financial Information - Financial Reports.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Performance Measurements

FFO is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”). The White Paper defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company’s facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because it excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of property and depreciation, which can make periodic and peer analyses of operating performance more difficult. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, and is not indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

We define net operating income, which we refer to as “NOI,” as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense — early repayment of debt, acquisition related costs, amounts attributable to noncontrolling interests, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income: income from discontinued operations, gains on disposition of discontinued operations, other income, and interest income. NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of our facilities, and for all of our facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by U-Store-It Trust (“we,” “us,” “our” or the “Company”), contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to:

•         national and local economic, business, real estate and other market conditions;

•         the competitive environment in which we operate, including our ability to raise rental rates;

•         the execution of our business plan;

•         the availability of external sources of capital;

•         financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•         increases in interest rates and operating costs;

•         counterparty non-performance related to the use of derivative financial instruments;

•         our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•         acquisition and development risks;

•         increases in taxes, fees, and assessments from state and local jurisdictions;

•         changes in real estate and zoning laws or regulations;

•         risks related to natural disasters;

•         potential environmental and other liabilities;

•         other factors affecting the real estate industry generally or the self-storage industry in particular; and

•         other risks identified in our Annual Report on Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

U-Store-It Trust

Timothy M. Martin

Chief Financial Officer

(610) 293-5700

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30,	December 31,
	2011	2010

ASSETS
Storage facilities	$1,781,331	$1,743,021
Less: Accumulated depreciation	(318,770)	(314,530)
Storage facilities, net	1,462,561	1,428,491
Cash and cash equivalents	1,845	5,891
Restricted cash	9,747	10,250
Loan procurement costs, net of amortization	12,672	15,611
Other assets, net	22,637	18,576
Total assets	$1,509,462	$1,478,819

LIABILITIES AND EQUITY

Revolving credit facility	$9,000	$43,000
Unsecured term loans	300,000	200,000
Mortgage loans and notes payable	347,645	372,457
Accounts payable, accrued expenses and other liabilities	37,105	36,172
Distributions payable	7,260	7,275
Deferred revenue	9,532	8,873
Security deposits	490	489
Total liabilities	711,032	668,266

Noncontrolling interests in the Operating Partnership	49,789	45,145

Commitments and contingencies

Equity
Common shares $.01 par value, 200,000,000 shares authorized, 98,854,160 and 98,596,796 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	989	986
Additional paid in capital	1,028,640	1,026,952
Accumulated other comprehensive loss	(113)	(1,121)
Accumulated deficit	(321,053)	(302,601)
Total U-Store-It Trust shareholders’ equity	708,463	724,216
Noncontrolling interest in subsidiaries	40,178	41,192
Total equity	748,641	765,408
Total liabilities and equity	$1,509,462	$1,478,819

U-STORE-IT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

REVENUES
Rental income	$52,906	$48,156	$104,777	$95,870
Other property related income	5,650	4,417	10,406	8,220
Property management fee income	848	590	1,757	634
Total revenues	59,404	53,163	116,940	104,724
OPERATING EXPENSES
Property operating expenses	25,085	23,755	50,688	46,102
Depreciation and amortization	15,945	15,930	31,518	31,878
General and administrative	6,841	6,844	12,874	12,711
Total operating expenses	47,871	46,529	95,080	90,691
OPERATING INCOME	11,533	6,634	21,860	14,033
OTHER INCOME (EXPENSE)
Interest:
Interest expense on loans	(8,020)	(9,625)	(16,133)	(19,676)
Loan procurement amortization expense	(1,396)	(1,620)	(3,031)	(3,159)
Loan procurement amortization expense - early repayment of debt	(2,085)	—	(2,085)	—
Interest income	5	62	14	597
Acquisition related costs	(146)	(300)	(255)	(300)
Other	(198)	(35)	(201)	(76)
Total other expense	(11,840)	(11,518)	(21,691)	(22,614)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(307)	(4,884)	169	(8,581)

INCOME FROM DISCONTINUED OPERATIONS	1,895	495	1,895	1,000
NET INCOME (LOSS)	1,588	(4,389)	2,064	(7,581)
NET LOSS (INCOME) ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(44)	233	(39)	411
Noncontrolling interest in subsidiaries	(642)	(365)	(1,240)	(826)
NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$902	$(4,521)	$785	$(7,996)

Basic and diluted loss per share from continuing operations attributable to common shareholders	$(0.01)	$(0.05)	$(0.01)	$(0.10)
Basic and diluted earnings per share from discontinued operations attributable to common shareholders	$0.02	$—	$0.02	$0.01
Basic and diluted earnings (loss) per share attributable to common shareholders	$0.01	$(0.05)	$0.01	$(0.09)

Weighted-average basic and diluted shares outstanding	98,844	92,925	98,807	92,880

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Loss from continuing operations	$(906)	$(4,992)	$(1,023)	$(8,947)
Total discontinued operations	1,808	471	1,808	951
Net income (loss)	$902	$(4,521)	$785	$(7,996)

Same-store facility results (350 facilities)

(in thousands, except percentage and per square foot data)

	Three months ended
	June 30,	June 30,	Percent
	2011	2010	Change

REVENUES
Net rental income	$49,279	$48,137	2.4%
Other property related income	4,876	4,201	16.1%
Total revenues	54,155	52,338	3.5%

OPERATING EXPENSES
Property taxes	6,696	6,696	0.0%
Personnel expense	6,001	5,599	7.2%
Advertising	1,627	2,644	-38.5%
Repair and maintenance	755	646	16.9%
Utilities	1,980	1,991	-0.6%
Property insurance	723	740	-2.3%
Other expenses	2,988	2,950	1.3%

Total operating expenses	20,770	21,266	-2.3%

Net operating income (1)	$33,385	$31,072	7.4%

Gross margin	61.6%	59.4%

Period Average Occupancy (2)	78.5%	76.7%

Period End Occupancy (3)	79.8%	77.8%

Total rentable square feet	22,849	22,849

Realized annual rent per occupied square foot (4)	$10.99	$10.99	0.0%

Scheduled annual rent per square foot (5)	$11.95	$11.70	2.1%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$33,385	$31,072
Non same-store net operating income (1)	2,529	(34)
Indirect property overhead (6)	(1,595)	(1,630)
Depreciation and amortization	(15,945)	(15,930)
General and administrative expense	(6,841)	(6,844)

Operating Income	$11,533	$6,634

(1)          Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and general & administrative expense.

(2)          Square feet occupancy represents the weighted average occupancy for the period.

(3)          Represents occupancy at June 30 of the respective year.

(4)          Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)          Scheduled annual rent per square foot represents annualized contractual rents per available square foot for the period.

(6)          Includes property management fee income earned in conjunction with managed properties.

Same-store facility results (350 facilities)

(in thousands, except percentage and per square foot data)

	Six months ended
	June 30,	June 30,	Percent
	2011	2010	Change

REVENUES
Net rental income	$98,288	$95,736	2.7%
Other property related income	9,052	7,883	14.8%
Total revenues	107,340	103,619	3.6%

OPERATING EXPENSES
Property taxes	13,345	13,722	-2.7%
Personnel expense	11,946	11,351	5.2%
Advertising	3,273	3,367	-2.8%
Repair and maintenance	1,403	1,258	11.5%
Utilities	4,338	4,420	-1.9%
Property insurance	1,413	1,473	-4.1%
Other expenses	6,630	6,133	8.1%

Total operating expenses	42,348	41,724	1.5%

Net operating income (1)	$64,992	$61,895	5.0%

Gross margin	60.5%	59.7%

Period Average Occupancy (2)	77.6%	76.0%

Period End Occupancy (3)	79.8%	77.8%

Total rentable square feet	22,849	22,849

Realized annual rent per occupied square foot (4)	$11.09	$11.03	0.5%

Scheduled annual rent per square foot (5)	$11.93	$11.66	2.3%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$64,992	$61,895
Non same-store net operating income (1)	4,460	257
Indirect property overhead (6)	(3,200)	(3,298)
Depreciation and amortization	(31,518)	(31,878)
General and administrative expense	(12,874)	(12,711)

Operating Income	$21,860	$14,265

(1)          Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes the impact of depreciation and general & administrative expense.

(2)          Square feet occupancy represents the weighted average occupancy for the period.

(3)          Represents occupancy at June 30 of the respective year.

(4)          Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)          Scheduled annual rent per square foot represents annualized contractual rents per available square foot for the period.

(6)          Includes property management fee income earned in conjunction with managed properties.

Non-GAAP Measure — Computation of Funds From Operations

(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Net income (loss)	$1,588	$(4,389)	$2,064	$(7,581)

Add (deduct):
Real estate depreciation and amortization	15,531	15,950	30,787	31,920
Noncontrolling interests in subsidiaries’ share of FFO	(1,092)	(934)	(2,155)	(1,955)

FFO	$16,027	$10,627	$30,696	$22,384

Earnings (loss) per share attributable to common shareholders - basic and diluted	$0.01	$(0.05)	$0.01	$(0.09)
FFO per share and unit - fully diluted	$0.15	$0.11	$0.29	$0.23

Weighted-average basic and diluted shares outstanding	98,844	92,925	98,807	92,880
Weighted-average diluted shares and units outstanding	105,071	98,802	104,959	98,655

Dividend per common share and unit	$0.07	$0.025	$0.14	$0.05
Payout ratio of FFO (Dividend per share divided by FFO per share)	47%	23%	48%	22%